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                                                                     Exhibit 3.8


                                    FORM OF

                 RESTATED AND AMENDED ARTICLES OF INCORPORATION

                                       OF

                      COEUR D'ALENE MINES HOLDINGS COMPANY

      Pursuant to the provisions of Section 30-1-1007 of the Idaho Business Corporation Act, the undersigned corporation, pursuant to resolutions duly adopted by its board of directors and shareholders, hereby adopts the following restated and amended articles of incorporation:

                                    ARTICLE I

      That the name of said corporation shall be "COEUR D'ALENE MINES HOLDINGS COMPANY" (the "Corporation").

                                   ARTICLE II

      Section 1.  Authorized Stock

      (a) The Corporation is authorized to issue two classes of shares of capital stock to be designated, respectively, "common stock" and "preferred stock". The total number of such shares which the Corporation shall have the authority to issue shall be 1,517,000,001. The total number of shares of common stock authorized to be issued shall be 1,500,000,000 shares, $1.00 par value per share, and the total number of shares of preferred stock authorized to be issued shall be 17,000,001 shares, $1.00 par value per share.

      (b) The shares of preferred stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to establish from time to time by resolution or resolutions the number of shares to be included in each such series, and to fix the designation, powers, preferences and relative participating, optional, conversion and other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of preferred stock, or any or all of them, all to the fullest extent now or hereafter permitted by the Idaho Business Corporation Act; and to increase or decrease the authorized number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. No vote of the holders of the common stock or preferred stock shall, unless otherwise provided in the resolutions adopted by the Board of Directors creating any particular series of preferred stock, be a prerequisite to the issuance of any shares of any series of the preferred stock authorized by and complying with the conditions of this Article.

      (c) Holders of the Corporation's common stock shall have no preemptive rights to acquire unissued or treasury shares or securities convertible into such shares of the Corporation's capital stock or carrying a right to subscribe to or acquire shares. Holders of the Corporation's
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preferred stock shall have no preemptive rights to acquire unissued or treasury shares of the Corporation's capital stock or carrying a right to subscribe to acquire shares, except to the extent provided under the resolution or resolutions adopted by the Board of Directors, creating any particular series of such preferred stock.

      Section 2.  Series C Special Voting Preferred Share

      (a) Designation and Amount. Pursuant to a resolution adopted by the Board of Directors of the Corporation on _______, 2004, one (1) preferred share (of $1.00 par value) is hereby constituted as a series of preferred shares of the Corporation which shall be designated as the "Series C Special Voting Preferred Share" (the "Series C Voting Share"), the preferences and relative, optional and other special rights of which and the qualifications, limitations or restrictions of which shall be as set forth herein.

      (b) Dividends and Distributions. The holder of the Series C Voting Share shall not be entitled to receive any portion of any dividend or distribution at any time.

      (c) Voting Rights. The holder of the Series C Voting Share shall have the following voting rights:

            (i) The Series C Voting Share shall entitle the holder thereof to an aggregate number of votes equal to the number of exchangeable shares ("Exchangeable Shares") of Coeur d'Alene Canadian Acquisition Corporation, a New Brunswick corporation ("Coeur Canada"), outstanding from time to time which are not owned by the Corporation or any of its direct or indirect subsidiaries.

            (ii) Except as otherwise provided herein or by law, the holder of the Series C Voting Share and the holders of shares of common stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

            (iii) Except as set forth herein, the holder of the Series C
                  Voting Share shall have no special voting rights, and its consent shall not be required (except to the extent it is entitled to vote with the holders of shares of common stock as set forth herein) for taking any corporate action.

      (d) Additional Provisions.

            (i) The holder of the Series C Voting Share is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

            (ii) At such time as (A) the Series C Voting Share entitles its holder to a number of votes equal to zero because there are no Exchangeable Shares of Coeur Canada outstanding which are not owned by the Corporation or any of its direct or indirect subsidiaries, and (B) there is no share of stock, debt, option or other agreement, obligation or commitment of Coeur Canada which could by its terms require Coeur Canada to issue any Exchangeable


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                  Shares to any person other than the Corporation or any of its direct or indirect subsidiaries, then the Series C Voting Share shall thereupon be retired and cancelled promptly thereafter. Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued preferred share and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

      (e) Reacquired Share. If the Series C Voting Share should be purchased or otherwise acquired by the Corporation in any manner whatsoever, then the Series C Voting Share shall be retired and cancelled promptly after the acquisition thereof. Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued preferred share and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

      (f) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holder of the Series C Voting Share shall not be entitled to any portion of any related distribution.

      (g) No Redemption or Conversion. The Series C Voting Share shall not be redeemable or convertible.

                                   ARTICLE III

      The street address of the Corporation's registered office is 505 Front Avenue, Coeur d'Alene, Idaho 83814 and the name of its registered agent at that address is Dennis E. Wheeler.

                                   ARTICLE IV

      The name and address of the incorporator is Coeur d'Alene Mines Corporation, 505 Front Avenue, P.O. Box I, Coeur d'Alene, Idaho 83816-0316.

                                    ARTICLE V

      Section 1.  Vote Required for Certain Business Combinations

      A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section 2 of this Article V:

            (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation or other person (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or


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            (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $20 million or more; or

            (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $20 million or more; or

            (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

            (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least 80% of the shares of Common Stock of the Corporation entitled to vote generally in the election of directors (the "Common Stock"). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement.

      B. Definition of "Business Combination". The term "Business Combination" as used in this Article V shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Section 1.

      Section 2. When Higher Vote is Not Required. The provisions of Section 1 of this Article V shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:

      A. Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

      B. Price and Procedure Requirements. All of the following conditions shall have been met:


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            (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

                  (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; and

                  (b) the Fair Market Value per share of Common Stock on the
            Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article V as the "Determination Date"), whichever is higher.

            (ii) The consideration to be received by holders of the Common Stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such Common Stock. If the Interested Shareholder has paid for shares of Common Stock with varying forms of consideration, the form of consideration for such Common Stock shall be either cash or the form used to acquire the largest number of shares of such Common Stock previously acquired by it.

            (iii) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

            (iv) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

      Section 3.  Certain Definitions.  For the purposes of this Article V:

      A. A "person" shall mean any individual, firm, corporation or other entity.

      B. "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary of the Corporation) which:

            (i) is the beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of the Corporation's Common Stock; or


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            (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the then outstanding Common Stock; or

            (iii) is an assignee of or has otherwise succeeded to any shares of Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended;

provided, however, that a person shall not be an Interested Shareholder if such person became the beneficial owner of more than 10% of the Corporation's Common Stock prior to April 3, 1985.

      C. A person shall be a "beneficial owner" of any Common Stock:

            (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

            (ii) which such person or any of its Affiliates or Associates has
      (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

            (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding or the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

      D. For the purpose of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section 3, the number of shares of Common Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 3 but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

      E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on April 3, 1985.

      F. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation, provided, however, that for the purposes of the definition of Interested Shareholder, set forth in paragraph B of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.


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      G. "Continuing Director" means any member of the Board of Directors of the
Corporation (the "Board") who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by the majority of Continuing Directors then on the Board.

      H. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

      I. In the event of any Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in paragraph B(i) of Section 2 of this Article V shall include the shares of Common Stock retained by the holders of such shares.

      Section 4. Powers of the Board of Directors. A majority of the directors of the Corporation shall have the power and duty to determine for the purposes of this Article V, on the basis of information known to it after reasonable inquiry, (A) whether a person is an Interested Shareholder, (B) the number of shares of Common Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another and (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $20 million or more. Any such determination made in good faith shall be binding and conclusive on all parties.

      Section 5. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article V shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

      Section 6. Amendment, Repeal, etc. Notwithstanding any other provision of these Articles of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of the Corporation's Common Stock shall be required to amend or repeal, or adopt any provisions inconsistent with this Article V.

                                   ARTICLE VI


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      The personal liability of a director of the Corporation to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, shall be eliminated; provided, however, that the liability of a director shall not be eliminated for (i) the amount of a financial benefit received by a director to which he is not entitled, (ii) an intentional infliction of harm on the Corporation or the shareholders, (iii) a violation of Section 30-1-833 of the Idaho Business Corporation Act, or (iv) an intentional violation of criminal law.

                                   ARTICLE VII

      The Corporation shall be obligated to indemnify any individual who is a party to a proceeding because he is a director of the Corporation against liability to any person for action taken, or any failure to take any action, as a director, and expenses incurred in the proceeding to the fullest extent provided by law in accordance with Section 30-1-851(1)(b) of the Idaho Business Corporation Act, except liability for (i) receipt of a financial benefit to which he is not entitled, (ii) an intentional infliction of harm on the Corporation or its shareholders, (iii) a violation of Section 30-1-833 of the Idaho Business Corporation Act, or (iv) an intentional violation of criminal law.


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